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                                                                    EXHIBIT 3.18

                            CERTIFICATE OF FORMATION

                                       OF

                   BUFFINGTON HARBOR PARKING ASSOCIATES, LLC
                          A LIMITED LIABILITY COMPANY

FIRST: The name of the limited liability company is:

                   BUFFINGTON HARBOR PARKING ASSOCIATES, LLC

SECOND: Its registered office in the State of Delaware is to be located at 1013 Centre Road, in the City of Wilmington, County of New Castle, 19805, and its registered agent at such address is CORPORATION SERVICE COMPANY.

IN WITNESS WHEREOF, the undersigned, being the individual forming the Company, has executed, signed and acknowledged this Certificate of Formation this twenty-fifth day of August, A.D. 2000.




/s/ Ines L. Karnai
----------------------------
Authorized Person
Ines L. Karnai